Exhibit 99.1

Receptos Reports Second Quarter 2013 Financial Results

-  Phase 2 trials of RPC1063 continue to enroll patients globally -

- Company capitalized to complete current Phase 2 trials -

-  Additional Phase 1 results of RPC1063 to be presented at ECTRIMS -

-  Conference Call Today at 5 p.m. Eastern Time  -

San Diego, CA, August 7, 2013 — Receptos, Inc. (Nasdaq: RCPT), a biopharmaceutical company developing therapeutic candidates for the treatment of immune and metabolic diseases, today provided development program updates and announced financial results for the second quarter ended June 30, 2013.

“We continue to execute on our Phase 2 trials of RPC1063 in relapsing multiple sclerosis and ulcerative colitis,” said Faheem Hasnain, Chief Executive Officer of Receptos.  “As a result of our successful IPO in the second quarter, we are now well capitalized to drive these programs forward.  We look forward to data next year on both trials, as well as making progress with our pipeline programs.”

Development Program Updates

RPC1063 in Relapsing Multiple Sclerosis

•                  Receptos continues to enroll the Phase 2 portion of an accelerated, randomized Phase 2/3 study (RADIANCE) for the treatment of relapsing multiple sclerosis (RMS). The accelerated design has been reviewed with the FDA and Receptos has received a Special Protocol Assessment (SPA) agreement from the FDA on the design for the planned Phase 3 portion of the Phase 2/3 study as well as a second planned RMS Phase 3 study.

•                  The Company anticipates completing enrollment and conducting an interim analysis of the Phase 2 portion of this study in the fourth quarter of 2013, the results of which will inform any decision to advance into Phase 3.  Top-line results for this Phase 2 study are anticipated in mid-2014.  The primary objective of RADIANCE is to demonstrate the superior clinical efficacy of RPC1063 compared to placebo as measured by a reduction in the cumulative number of total gadolinium-enhancing lesions determined by MRI from week 12 to week 24 of study treatment.

•                  The Company plans to review the results of its Phase 1 Thorough QT/QTc study in a poster presentation at the annual meeting of the European Committee for Treatment and Research in Multiple Sclerosis (ECTRIMS) being held October 2-5, 2013 in Copenhagen, Denmark.  The study ruled out a relevant QTc effect for RPC1063 at both the therapeutic and the supra-therapeutic doses, and dose titration appeared to attenuate the first dose heart rate effects.

RPC1063 in Ulcerative Colitis

•                  Receptos continues to enroll a randomized Phase 2 study (TOUCHSTONE) for the treatment of ulcerative colitis (UC), a serious gastrointestinal disease. Top-line results for this Phase 2 study are anticipated in mid-2014. The primary objective of TOUCHSTONE is to demonstrate superior clinical efficacy of RPC1063 compared to placebo for the induction of clinical remission in patients with moderately to severely active UC.

•                  Two abstracts on RCP1063 were presented at the annual Digestive Disease Week conference in May. They included data from nonclinical studies and an earlier Phase 1 study in normal healthy volunteers and highlighted the emerging favorable safety, pharmacokinetic and pharmacodynamic profile for RPC1063.

RPC4046 in Eosiniphilic Esophagitis

•                  Receptos is in the planning stages of a Phase 2 proof-of-concept study in patients with active eosiniphilic esophagitis (EoE), a GI-related immunological indication that has a prevalence of under 200,000 patients in the U.S. and could qualify for orphan designation.  As part of the planned development program for RPC4046, the Company intends to request a pre-IND meeting with the FDA by the end of 2013 and subsequently submit an IND in the first half of 2014, leading to the initiation of a Phase 2 trial.

Oral GLP-1 Receptor Positive Allosteric Modulator Program

•                  Receptos is pursuing a research program for glucagon-like peptide-1 receptor (GLP-1R) small molecule positive allosteric modulators (PAMs) for the treatment of Type 2 diabetes.  Internally developed, orally administered lead compounds have shown single agent efficacy in a diabetic disease model as well as activity that is synergistic with metformin in combination studies.  Receptos expects to select a lead compound by the end of 2013 and complete IND-enabling studies in 2014.

Financial highlights for the three months ended June 30, 2013

•                  Total revenues for the second quarter of 2013 were $1.2 million, compared to $1.7 million for the second quarter of 2012.  Revenue during these periods consisted primarily of amortization of up-front fees and milestone payments, which are being recognized over the estimated period of performance, and research and development funding received from our collaborative arrangements.

•                  Total operating expenses for the second quarter of 2013 were $11.0 million, compared to $5.0 million for the second quarter of 2012.

•                  Research and development (“R&D”) expenses were $9.4 million for the second quarter of 2013 compared to $4.3 million for the second quarter of 2012.  R&D expenses consist primarily of costs associated with the preclinical and clinical development of our product candidates. The increase in R&D costs is primarily related to increased Phase 2 trial activity and Phase 3 start up costs for our Phase 2/3 trial of RPC1063 in RMS, and commencement of the Phase 2 trial of RPC1063 in UC.

•                  General and administrative (“G&A”) expenses were $1.6 million for the second quarter of 2013 compared to $0.8 million for the second quarter of 2012. The increase in G&A costs is primarily related to increased personnel costs, additional stock-based compensation and additional expenditures on outside services, including consulting costs, legal fees and insurance.

•                  Receptos had $91.1 million in cash and cash equivalents, debt of $4.8 million and approximately 18.3 million shares of common stock outstanding as of June 30, 2013.

Conference Call Today at 5 p.m. Eastern Time (2:00 p.m. Pacific Time)

The Receptos management team will host a teleconference and webcast to discuss the second quarter 2013 financial results and recent business highlights. The live call may be accessed by phone by calling (866) 757-6808 (domestic) or (760) 536-5211 (international), participant code 14394984.  The webcast can be accessed live on the Investor Relations section of the Receptos website at www.receptos.com and will be archived for 14 days following the call. A replay of the call will be available by phone by calling (855) 859-2056, participant code 14394984.

Forward-Looking Statements

Statements contained in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “expects,” “believes,” “anticipates,” “may,” “intends,” “plans,” “potential” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements do not constitute guarantees of future performance.  Investors are cautioned that forward-looking statements, including without limitation statements regarding the sufficiency of the Company’s capital position over future periods, the ability of the Company to undertake certain development activities (such as clinical trial enrollment and the conduct of clinical trials) and accomplish certain development goals (such as the availability of clinical trial results), and the safety, efficacy, projected development timeline and therapeutic and commercial potential for RPC1063, RPC 4046 and the GLP-1 positive allosteric modulator program, constitute forward-looking statements.  Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.  These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect.  Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include without limitation risks associated with the process of discovering, developing and commercializing drug candidates that are safe and effective for use as human therapeutics.  These and other risks regarding the Company’s financial position and research and development programs are described in detail in the Company’s SEC filings, including the Company’s Quarterly Reports on Form 10-Q and the Registration Statement on Form S-1 which was declared effective on May 8, 2013.  All forward-looking statements contained in this release speak only as of the date on which they were first made by the Company, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after such date.

About Receptos

Receptos is a biopharmaceutical company developing therapeutic candidates for the treatment of immune and metabolic diseases. The Company’s lead program, RPC1063, is a sphingosine 1-phosphate 1 receptor (S1P1R) small molecule modulator candidate for immune indications, including relapsing multiple sclerosis (RMS) and inflammatory bowel disease (IBD). The Company is also developing RPC4046, an anti-interleukin-13 (IL-13) antibody for an allergic/immune-mediated orphan disease, eosinophilic esophagitis (EoE). Receptos has established expertise in high resolution protein crystal structure determination, biology and drug discovery for G-protein-coupled receptors (GPCRs).

RECEPTOS, INC.

Consolidated Financial Results

(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2012	2013	2012	2013

Collaborative revenue	$1,690	$1,238	$3,015	$2,726
Operating expenses:
Research and development	4,279	9,441	8,677	17,461
General and administrative	761	1,589	1,586	2,651

Total operating expenses	5,040	11,030	10,263	20,112

Loss from operations	(3,350)	(9,792)	(7,248)	(17,386)
Other income (expense)	1	(126)	(3)	(125)

Net loss and comprehensive loss	(3,349)	(9,918)	(7,251)	(17,511)
Preferred stock deemed dividend	—	—	—	(2,056)

Net loss attributable to common stockholders	$(3,349)	$(9,918)	$(7,251)	$(19,567)

Net loss per common share, basic and diluted	$(2.67)	$(0.98)	$(6.14)	$(3.27)

Shares used to compute net loss per common share, basic and diluted	1,254	10,151	1,180	5,982

Consolidated Balance Sheet Data

(In thousands)

	December 31,	June 30,
	2012	2013

Cash and cash equivalents	$5,427	$91,146
Working capital	71	83,422
Total assets	6,903	92,596
Long-term debt	—	4,824
Total liabilities	7,070	13,476
Common stock and additional paid-in capital	7,606	144,220
Total stockholders’ (deficit) equity	(39,983)	79,120

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Media and Investor Contact:

Graham K. Cooper

Chief Financial Officer, Receptos

(858) 652-5708

gcooper@receptos.com